SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 16, 2006
Blackbaud, Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-50600	11-2617163

(Commission File Number)	(IRS Employer ID Number)
2000 Daniel Island Drive, Charleston, South Carolina 29492

(Address of principal executive offices)           (Zip Code)
Registrant’s telephone number, including area code                (843) 216-6200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)      On March 16, 2006, Dr. Sandra J. Hernandez resigned from the Board of Directors of Blackbaud, Inc. (the “Company”).
(d)      On March 16, 2006, the Company’s Board of Directors (the “Board”) appointed George H. Ellis and John P. McConnell as members of the Board. Mr. Ellis was appointed as a Class B director, and will hold office until the Company’s 2006 Annual Meeting of Stockholders currently scheduled to be held on June 14, 2006 or until his successor is elected and qualified. Mr. McConnell was appointed as a Class C director, and will hold office until the Company’s 2007 Annual Meeting of Stockholders or until his successor is elected and qualified.
     The Nominating and Corporate Governance Committee of the Board (the “Committee”) conducted the search for director candidates. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence. After reviewing several director candidates, the Committee recommended Messrs. Ellis and McConnell for appointment to the Board.
     Mr. Ellis will serve on the Audit Committee of the Board and Mr. McConnell will serve on the Compensation Committee of the Board.
     There were no arrangements or understandings between either Messrs. Ellis or McConnell and any other person pursuant to which Messrs. Ellis and McConnell were appointed as directors and there are no related party transactions between either Messrs. Ellis and McConnell and the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date: March 22, 2006	/s/ Timothy V. Williams

Timothy V. Williams, Vice President and Chief Financial Officer